Exhibit 2.21

CONFORMED VERSION

WATERFORD WEDGWOOD PLC
WATERFORD WEDGWOOD FINANCE, INC.

AMENDMENT AND CONSENT AGREEMENT

DATED July 23, 2004

US$95,000,000

8.75% SECURED SENIOR NOTES DUE NOVEMBER 18, 2008

BINGHAM MCCUTCHEN LLP
LONDON

WATERFORD WEDGWOOD PLC

WATERFORD WEDGWOOD FINANCE, INC.

AMENDMENT AND CONSENT AGREEMENT

US$95,000,000

8.75% SECURED SENIOR NOTES DUE NOVEMBER 18, 2008

Dated July 23, 2004

THIS AMENDMENT AND CONSENT AGREEMENT, dated July 23, 2004 (this “Amendment”) is entered into by and among WATERFORD WEDGWOOD PLC, a public limited company organized under the laws of the Republic of Ireland with registered number 11861 (the “Company”) for itself and on behalf of all those Persons named as Restricted Entity Guarantors on Schedule 2 attached hereto, and all those Persons named as Security Providers on Schedule 3 attached hereto, WATERFORD WEDGWOOD FINANCE, INC., a corporation organized under the laws of the State of Delaware (the “Issuer”), and all those Persons named as Noteholders on Schedule 1 attached hereto (together with any transferees of the Notes, the “Noteholders”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Note Purchase Agreements (as defined below).

W I T N E S S E T H

WHEREAS, the Issuer, the Company and each of the Noteholders or their predecessors in interest have heretofore entered into separate Note Purchase Agreements dated as of November 18, 1998 as amended and restated pursuant to an Amendment and Restatement Agreement dated as of November 26, 2003 and as further amended by an amendment and consent agreement dated May 28, 2004 (collectively, the “Note Purchase Agreements”).  The Issuer has heretofore issued the US$95,000,000 8.75% Secured Senior Notes due November 18, 2008, (as amended as at the date of this Amendment, the “Notes”) and may, from time to time, issue the Make-Whole Notes pursuant to the Note Purchase Agreements. The register kept by the Issuer for the registration and transfer of the Notes indicates that the Noteholders named on Schedule 1 currently hold 100% of the outstanding Notes.

WHEREAS, (i) the Company has entered into the Parent Guarantee, and each Restricted Entity Guarantor has entered into a Restricted Entity Guarantee Agreement, in favor of the Noteholders under which they have guaranteed payment of certain amounts which may be or become due and owing to the Noteholders under the Note Purchase Agreements, the Notes and the Make-Whole Notes, (ii) the Issuer, the Company, each Restricted Entity Guarantor and each Security Provider have, pursuant to the Security Documents, granted Liens for the benefit of, among others, the Noteholders as security for the obligations of the Obligors under the Note Documents, and (iii) the Company (for itself and on behalf of the Restricted Entity Guarantors and the Security Providers) desires to ratify and affirm its and their obligations under: (x) in the case of the Company, the Parent Guarantee, (y) in the case of each Restricted Entity Guarantor, the Restricted Entity Guarantee Agreement to which it is a party, and (z) in the case of each Security Provider, the Security Documents to which it is a party.

WHEREAS, the parties hereto mutually desire to provide the consents set out below and amend the terms of the Note Purchase Agreements.

NOW, THEREFORE, upon satisfaction of the conditions precedent set forth in Section 5 of this Amendment (such date of satisfaction being the “Effective Date”), in consideration of the foregoing, and other consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer, the Company (for itself and on behalf of the Restricted Entity Guarantors and the Security Providers) and the Noteholders agree as follows:

1.                                      Amendments of Note Purchase Agreements.  The Issuer, the Company and the Noteholders hereby agree the Note Purchase Agreements shall be amended as follows:

(A) Section 10.14(b)(iv) shall be amended by replacing the words “loans made by Obligors to non-Obligors” with the words “loans made by non-Obligors to Obligors”.

(B) In Schedule B (Defined Terms), (i) the definition of “Security Documents” shall be amended by inserting the words “(other than any agreement, instrument or document in respect of which all guarantees and security created by such agreement, instrument or document have been released by the Security Trustee in accordance with the terms of the Intercreditor Agreement)” after the words “to this Agreement” and (ii) the definition of “Security Providers” shall be amended by inserting the words “(other than a Lien that has been released by the Security Trustee in accordance with the terms of the Intercreditor Agreement)” after the words “is not an Obligor”.

Except as expressly provided herein, all of the terms and provisions of the Note Documents shall remain in full force and effect, and nothing in this Amendment shall waive, prejudice, impair or otherwise adversely affect any right power or remedy of any Noteholder under the Note Documents or applicable law.

2.                                      Consents and Waivers.

(A)                              The Noteholders hereby consent to the acquisition by the Company from Ballygunner Holdings, an unlimited liability company organized under the laws of the Republic of Ireland (“Ballygunner”), of the beneficial and/or legal ownership of all the shares currently held by Ballygunner of All-Clad USA, Inc. and all of its direct and indirect subsidiaries (other than Spring USA, Inc.) (the “All-Clad Transfer”).

(B)                                The Noteholders hereby consent to the incurring of indebtedness by the Company under, and the lending constituted by, the “Ballygunner Payable” and the “WW On-Loan” (each as defined in the request letter attached as Exhibit B hereto), notwithstanding the terms of Sections 10.3(Limitations on Restricted Entity Indebtedness) and 10.14 (Loans Out) of the Note Purchase Agreements.

(C)                                The Consents given in Sections 2(A) and 2(B) above are given on the conditions that:

(i)                                     neither Ballygunner nor Waterford Wedgwood Luxembourg S.a.r.l. (“WW Lux”) has, as at any time during the period from and including the date of this Amendment until the irrevocable application of the net proceeds of the proposed disposal of the shares in All-Clad USA, Inc. to SEB SA in the prepayment and permanent reduction of the Senior Facilities, any creditors which are not members of the Group;

(ii)                                  Ballygunner has no creditors (other than Ballytruckle Holdings in an amount not in excess of €1,035,000) and WW Lux has only two creditors (being Statum Limited in an amount not in excess of US$30,000 and Ballygunner);

(iii)                               neither Ballygunner nor WW Lux have traded and nor will any of those companies incur any liabilities as a result of the arrangements described in Sections 2(A) and 2(B) of this Amendment (save for fees, costs and expenses of professional advisers in connection with such arrangements);

(iv)                              neither Ballygunner nor WW Lux will trade prior to the Senior Debt Discharge Date (as defined in the Intercreditor Agreement); and

(v)                                 Ballygunner does not incur any Financial Indebtedness prior to the Senior Debt Discharge Date (other than as in existence at the date of this Agreement).

(D)                               The Noteholders hereby waive, effective immediately upon execution of this Amendment by the parties hereto:

(i)                                     any breach of the representation made in Section 6(A) of the Amendment and Consent Agreement dated May 28, 2004, arising solely as a result of Waterford Wedgwood Partners being at the time the Amendment and Consent Agreement dated May 28, 2004 was executed, a partnership under the Illinois Uniform Partnership Law and not a corporation or limited liability company.

(ii)                                  any breach of the representation made in Section 6(C) of the Amendment and Consent Agreement dated May 28, 2004, arising solely by virtue of the fact that the Security Providers were not, at the time the Amendment and Consent Agreement dated May 28, 2004 was executed, party to and did not have obligations under the Note Purchase Agreements.

3.                                      Reaffirmation of Guarantees.  The Company (for itself and on behalf of the Restricted Entity Guarantors and the Security Providers) as at the Effective Date hereby:

(A)                              acknowledges, ratifies and reaffirms all of its and their obligations and undertakings under the Parent Guarantee, the Restricted Entity Guarantee Agreements or the Security Documents, as applicable, to which they are a party; and

(B)                                acknowledges and agrees that subsequent to, and taking into account all of the terms and conditions of this Amendment, the Parent Guarantee, the Restricted Entity Guarantee Agreements and the Security Documents, as applicable, are and shall remain in full force and effect in accordance with the terms thereof and hereof.

4.                                      Costs and Expenses. Whether or not the amendments set forth in Section 1 become effective, the Company will promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all reasonable out-of-pocket costs and expenses of the Noteholders relating to this Amendment and all related documentation contemplated herein, including, but not limited to, (A) the cost of reproducing this Amendment and any other documents delivered in connection herewith and the transactions contemplated hereby, and (B) the reasonable fees and expenses of Bingham McCutchen LLP, special counsel for the Noteholders, and Houlihan Lokey Howard and Zukin (Europe) Limited, financial advisors to the Noteholders, incurred in connection with such matters.

5.                                      Conditions Precedent.  The occurrence of the Effective Date shall be subject to the satisfaction of the conditions set out in Exhibit A hereto.

6.                                      Representations and Warranties of the Issuer and the Company.  To induce the Noteholders to execute and deliver this Amendment, each of the Issuer and the Company, jointly and severally, represents and warrants to each of the Noteholders (which representations and warranties shall survive the execution and delivery of this Amendment) that:

(A)                              Status.  The Company is a public limited company, duly incorporated and validly existing under the laws of the Republic of Ireland, and the Issuer is a corporation duly and validly existing under the laws of the State of Delaware and each Restricted Entity Guarantor and each Security Provider (other than Waterford Wedgwood Partners) is a corporation or limited liability company duly and validly existing under the jurisdiction of its incorporation or organisation. Waterford Wedgwood Partners is a partnership duly formed under the Illinois Uniform Partnership Law.

(B)                                Power and Authority.  The Company, the Issuer, each Restricted Entity Guarantor, and each Security Provider have the requisite corporate, partnership or limited liability company (as applicable) power and authority to enter into, execute and deliver this Amendment and to perform the provisions hereof and the transactions contemplated hereby.

(C)                                Legal Validity.  This Amendment and the Note Purchase Agreements constitute legal, valid and binding obligations of each of the Issuer, the Company, and the Restricted Entity Guarantors, and this Amendment constitutes the legal, valid and binding obligations of each Security Provider, in each case, enforceable against each such party in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(D)                               Non-conflict with Laws.  The entry into and performance of this Amendment and the transactions contemplated hereby by the Issuer, the Company, the Restricted Entity Guarantors and the Security Providers do not or will not at the date hereof (i) conflict with any applicable law or regulation or any official or judicial order, (ii) conflict with their respective constitutional documents, (iii) conflict with any agreement or document to which any of them is a party or that is binding upon the Issuer, the Company, the Restricted Entity Guarantors, or the Security Providers or any of their respective assets, or (iv) result in the creation or imposition of any encumbrance or Lien on any of the assets of the Issuer, the Company, the Restricted Entity Guarantors, or the Security Providers pursuant to the provisions of any agreement or document of the Issuer, the Company, the Restricted Entity Guarantors, or the Security Providers (other than as may be expressly required or permitted under the Note Purchase Agreements).

(E)                                 No Default.  No Default or Event of Default has occurred under the Note Purchase Agreements or the Notes, and neither the Company nor the Issuer is in default under any term of any agreement or instrument to which it is a party which would be reasonably likely to have a material adverse effect on the ability of any Obligor to perform its obligations under this Amendment and the Note Purchase Agreements.

(F)                                 Consents.  All authorizations, approvals, consents, licenses, exemptions, filings, registrations, notarizations and other matters, official or otherwise, required in connection with the entry into and performance, validity and enforceability of this Amendment and the transactions contemplated hereby have been obtained or effected (as appropriate) and are in full force and effect.

(G)                                Guarantee.  The execution and performance by the Issuer, the Company, the Restricted Entity Guarantors, and the Security Providers of their respective obligations under this Amendment will not impair the validity of the obligations of the Company under the Parent Guarantee or the validity of the obligations of the Restricted Entity Guarantors under the Restricted Entity Guarantee Agreements to which each is a party.

(H)                               Security.  The execution and performance by the Issuer, the Company, the Restricted Entity Guarantors, and the Security Providers of their respective obligations under this Amendment will not impair the validity of the obligations of the Security Providers under the various Security Documents to which they are parties.

(I)                                    Fees.  The fees payable by the Company and the Issuer to the Noteholders under or in connection with the Amendment are proportionate (as a percentage of the total amount of Notes and commitments of the Revolving Lenders under the Revolving Facility, respectively) to the fees (when aggregated with all other financial compensation including any so-called co-ordinators fees (but excluding fees customarily payable for non-utilisation, customary agency and security agency fees, break costs or payments of cost and expenses received by the Revolving Lenders or their advisers) received by or for the benefit of the Revolving Lenders) payable to the Revolving Lenders under or in connection with the Amendment.

7.                                      Survival of Representations and Warranties.  All representations and warranties contained herein shall survive the execution and delivery of this Amendment.  All representations and warranties contained herein also shall survive the transfer by a Noteholder of any Note or Make-Whole Note or portion thereof or interest therein and the payment of all Notes and Make-Whole Notes (not being a payment in full of the total aggregate principal amount of such Note or Make-Whole Note), and may be relied upon by any subsequent Noteholder, regardless of any investigation made at any time by or on behalf of any Noteholder.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company or the Issuer pursuant to this Amendment shall be deemed representations and warranties of the Company under this Amendment.

8.                                      References to Note Purchase Agreements.  Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Note Purchase Agreements without making specific reference to this Amendment but, nevertheless, all such references shall include this Amendment unless the context otherwise requires.

9.                                      Headings.  The descriptive headings of the various Sections or parts of this Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

10.                               Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

11.                               Counterparts.  This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, THE PARTIES HERETO have caused this Amendment to be executed and delivered as of the date hereof:

WATERFORD WEDGWOOD FINANCE, INC.

By:	/s/ PATRICK DOWLING

WATERFORD WEDGWOOD PLC

By:	/s/ PATRICK DOWLING

For itself and on behalf of the Restricted Entity Guarantors named on Schedule 2 and the Security Providers named on Schedule 3

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ GWENDOLYN FOSTER

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By CIGNA Investments, Inc. (authorized agent)

By:	/s/ STEPHEN A. OSBORN

ALLSTATE LIFE INSURANCE COMPANY

By:	/s/ JEFFREY CANNON

By:	/s/ JERRY D. ZINKULA

MODERN WOODMEN OF AMERICA

By:	/s/ CLYDE C. SCHOEK

THE STATE LIFE INSURANCE COMPANY

by American United Life Insurance Company its agent

By:	/s/ CHRISTOPHER D. PAHLKE

AMERICAN UNITED LIFE INSURANCE COMPANY

By:	/s/ CHRISTOPHER D. PAHLKE

Schedule 1

Noteholders

The Prudential Insurance Company of America

c/o Prudential Capital Group

Two Prudential Plaza

180 N. Stetson Street – Suite 5600

Chicago, IL 60601-6716

USA

Allstate Life Insurance Company

3075 Sanders Road, STE G3A

Northbrook, Illinois 60062-7127

USA

Connecticut General Life Insurance Company

c/o CIGNA Retirement & Investment Services

280 Trumbull Street, H16B

Hartford, Connecticut 06103

USA

American United Life Insurance Company

One American Square

3rd Floor

Indianapolis, IN 46204

USA

The State Life Insurance Company

c/o American United Life Insurance Company

One American Square

3rd Floor

Indianapolis, IN 46204

USA

Modern Woodmen of America

1701 1st Avenue

Rock Island, Illinois 61201

USA

Schedule 2

Restricted Entity Guarantors

Name	Jurisdiction of Organization

Waterford Crystal Limited	Republic of Ireland

Waterford Crystal (Manufacturing) Limited	Republic of Ireland

Josiah Wedgwood & Sons Limited	England and Wales

Statum Limited	England and Wales

Waterford Wedgwood UK plc	England and Wales

Wedgwood Limited	England and Wales

Waterford Wedgwood Retail Limited	England and Wales

Waterford Wedgwood USA, Inc.	New York, USA

Waterford Wedgwood, Inc.	Delaware, USA

Waterford Wedgwood Holdings Inc.	Delaware, USA

WW Inc.	Delaware, USA

All-Clad Holdings, Inc.	Pennsylvania, USA

Waterford Wedgwood Japan Limited	Japan

Waterford Wedgwood GmbH	Germany

Stuart & Sons Limited	England and Wales

Josiah Wedgwood & Sons (Exports) Limited	England and Wales

All-Clad Metalcrafters LLC	Delaware, USA

Clad Metals LLC	Delaware, USA

Clad Holdings Corp.	Delaware, USA

Schedule 3

Security Providers

Name	Jurisdiction of Organization

Josiah Wedgwood & Sons Pty Ltd	Australia

Waterford Wedgwood Partners	Illinois

All Clad USA, Inc.	Delaware

WW Acquisition (Delaware) Corp.	Delaware

Waterford Wedgwood Linens, Inc.	Delaware

EXHIBIT A

CONDITIONS PRECEDENT

1.                                       Interpretation. Capitalized terms used in this Exhibit and not otherwise defined shall have the respective meanings set forth in the Note Purchase Agreements (as amended by this Amendment). For the purposes of this Exhibit, the term “Obligors” shall include the Issuer, the Company, the Restricted Entity Guarantors and the Security Providers.

2.                                       Representations and Warranties.  The representations and warranties contained in Section 6 of this Amendment shall be true and correct on and as of the Effective Date.

3.                                       No Default.  No Default or Event of Default shall have occurred and be continuing on the Effective Date.

4.                                       Executed Counterparts. Counterparts of this Amendment, duly executed by the Company (for itself and on behalf of the Restricted Entity Guarantors and the Security Providers), the Issuer and the Noteholders, shall have been delivered to the Noteholders.

5.                                       Certificates.

(a)                                  Issuer Officer’s Certificate.  The Issuer shall have delivered to the Noteholders an Officer’s Certificate, dated as at the Effective Date, certifying that the conditions specified in Clauses 2 and 3 above have been fulfilled in respect of the Issuer.

(b)                                 Issuer Secretary’s Certificate.  The Issuer shall have delivered to the Noteholders a certificate of its secretary or an assistant secretary (or an equivalent officer) certifying as to the constitutional documents and resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Amendment, in form and substance reasonably satisfactory to the Noteholders and their special counsel.

(c)                                  Company Officer’s Certificate.  The Company shall have delivered to the Noteholders an Officer’s Certificate, dated as at the Effective Date, certifying that the conditions specified in Clauses 2 and 3 above have been fulfilled in respect of the Company.

(d)                                 Company Secretary’s Certificate.  The Company shall have delivered to the Noteholders a certificate of its secretary or an assistant secretary (or an equivalent officer) certifying as to the constitutional documents and resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Amendment and the Subordination Deed, in form and substance reasonably satisfactory to the Noteholders and their special counsel (including, without limitation, specimen signatures of each person authorised on behalf of the Company to execute or witness the execution of the Amendment and the Subordination Deed, or to sign or send any document or notice in connection with those documents and a certificate of an authorised signatory of the Company certifying that each copy document previously provided is correct, complete and in full force and effect and that the constitutional documents provided are the most recent and complete set).

(e)                                  Ballygunner Secretary’s Certificate. Ballygunner shall have delivered to the Noteholders a certificate of its secretary or an assistant secretary (or an equivalent officer) certifying as to the constitutional documents and resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the documents related to the Subordination Deed and the Luxembourg Security Document (both as defined below), in form and substance reasonably satisfactory to the Noteholders and their special counsel (including, without limitation, (i) specimen signatures of each person authorised on behalf of the Balygunner to execute or witness the execution of the Luxembourg Security Agreement and the Subordination Deed, or to sign or send any document or notice in connection with those documents, (ii) a certificate of an authorised signatory of the Company certifying that each copy document previously provided is correct, complete and in full force and effect and (iii) the constitutional documents of Ballygunner).

(f)                                    WW Lux Secretary’s Certificate. WW Lux shall have delivered to the Noteholders a certificate of its secretary or an assistant secretary (or an equivalent officer) certifying as to the constitutional documents and resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the documents related to the Luxembourg Security Document, in form and substance reasonably satisfactory to the Noteholders and their special counsel (including, without limitation, (i) specimen signatures of each person authorised on behalf of the WW Lux to execute or witness the execution of the Luxembourg Security Agreement, or to sign or send any document or notice in connection with that document, (ii) a certificate of an authorised signatory of WW Lux certifying that each copy document previously provided is correct, complete and in full force and effect and (iii) the constitutional documents of WW Lux).

(g)                                 Certificates from each of WW Lux and Ballygunner confirming the conditions set out in Section 2(C) of this Amendment.

6.                                       Legal Opinions.  The Noteholders shall have received the opinions addressed to them (or to the Security Trustee on their behalf) set out below, dated as at the Effective Date, in form and substance satisfactory to the Noteholders and covering such matters relating to the Amendment, the Subordination Deed and the Luxembourg Security Document as the Noteholders or their special counsel may reasonably request:

(i)                                     AL Goodbody as to Irish law

(ii)                                  Allen & Overy Luxembourg as to Luxembourg law

(iii)                               Clifford Chance as to English law

(iv)                              William Fry as to Irish law

7.                                       Amendment to Revolving Facility.  The Noteholders shall have received evidence that the parties to Fourth Amendment Agreement related to the amendment of the Revolving Facility, have agreed to amend the terms of the Revolving Facility on substantially the same terms as set out in this Amendment.

8.                                       Payment of Fees, Costs and Expenses.  Without limiting the provisions of Section 16.1 of the Amended and Restated Note Purchase Agreements, the Issuer shall have paid on or before the Effective Date, the accrued fees, charges and disbursements of the Noteholders and their advisers, including special counsel to the Noteholders or shall have provided evidence of the planned payment of such fees from the proceeds of the U.S. Disposal.

9.                                       Other Documents and Agreements.  The Noteholders shall have received the following documents duly executed by the parties thereto on terms satisfactory to the Noteholders and evidence of the satisfaction of all conditions precedent thereof and the existence of no defaults thereunder:

(a)                                  A Subordination Deed by and between Ballygunner, the Company, the Agent for the Finance Parties, the Security Trustee and the Noteholders, duly executed by the parties thereto, (the “Subordination Deed”); and

(b)                                 The Luxembourg Security Document by and between Ballygunner, WW Lux and the Security Trustee, duly executed by the parties thereto (the “Luxembourg Security Document”).

(c)                                  Irrevocable authorisation from (i) WW Lux instructing Bank of Ireland to automatically transfer all disposal proceeds received by WW Lux arising from the sale of the shares in All-Clad USA, Inc. to an account in the name of Ballygunner held with Bank of Ireland, immediately upon their receipt; and (ii) Ballygunner instructing Bank of Ireland to automatically transfer all amounts received from WW Lux pursuant to (i) above to an account in the name of the Company held with Bank of Ireland, immediately upon receipt.

EXHIBIT B

REQUEST LETTER

(see attached)